410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Financial Results for the Third Quarter and
First Nine-Months of Fiscal Year 2023

CHICAGO-(June 8, 2023) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal year 2023.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30,			Ended April 30,
	2023	2022	Change	2023	2022	Change
Consolidated Results
Net Sales	$105,425	$85,761	23%	$305,633	$255,431	20%
Net Income (Loss) Attributable to Oil-Dri	$8,535	($2,109)	N/A	$17,632	$478	3,589%
Net Income Attributable to Oil-Dri Excluding Nonrecurring Events †	$13,319	$2,353	466%	$24,393	$4,940	394%
Earnings per Common Diluted Share	$1.24	($0.32)	N/A	$2.58	$0.06	4,200%
Earnings per Common Diluted Share Excluding Nonrecurring Events †	$1.94	$0.35	454%	$3.57	$0.70	410%
Business to Business
Net Sales*	$35,412	$27,888	27%	$104,253	$81,150	28%
Segment Operating Income*	$9,803	$4,952	98%	$24,794	$16,914	47%
Retail and Wholesale
Net Sales*	$70,013	$57,873	21%	$201,380	$174,281	16%
Segment Operating Income (Loss)*	$10,744	($2,349)	N/A	$27,000	$1,025	2,534%
Segment Operating Income Excluding Nonrecurring Events*†	$10,744	$3,295	226%	$27,000	$6,669	305%

* Segment net sales and operating income for nine months ended April 30, 2022 have been adjusted for a realignment of segments. See Note 11 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the year ended April 30, 2023.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “We achieved outstanding third quarter results with record sales, gross profit and net income. Our team has been committed to driving profitability across all principal product lines, and I am extremely pleased with the success. Our goal has been to return gross margins to historical levels, and we made great strides during the last nine months and particularly within the third quarter. We gained 350 basis points in gross margin over the second quarter of fiscal 2023, as well as 790 basis points over the third quarter last year. We appreciate that our customers have been receptive to our pricing actions to offset inflationary headwinds. Excluding the one-time non-cash charge of $4.8 million in connection with the termination of our pension plan, we delivered approximately $13.3 million in net income. As we move forward into the final three months of our fiscal year, we will remain dedicated to revenue, volume, and profitability enhancement while implementing our strategic initiatives.”

Consolidated Results
Consolidated net sales in the third quarter reached an all-time high of $105.4 million, a 23% increase over the prior year. This increase was driven by pricing actions taken across multiple principal products in order to improve profitability. As a result, the Company experienced sales gains within all areas of our business. Revenues from cat litter, fluids purification and agricultural products fueled a significant portion of the growth.

Third quarter consolidated gross profit was a record $27.5 million, an increase of $11.8 million, or 76%, over the third quarter of the prior year, with margin expansion to 26% in fiscal 2023 from 18% in fiscal 2022. Domestic cost of goods sold per ton increased 12% compared to the third quarter of the prior year as a result of higher per ton freight and non-fuel manufacturing costs. The implementation of several rounds of pricing actions during the last nine months helped to offset this increase.

Selling, general and administrative (“SGA”) expenses were $13.0 million during the third quarter of fiscal 2023 compared to $14.0 million for the same period last year. This $1 million, or 7%, reduction primarily reflects lower unallocated corporate expenses and the reclassification of certain trade spending charges from SG&A to net sales.

Consolidated operating income was approximately $14.5 million for the three months ended April 30, 2023, compared to a loss of $4.0 million during the same period in fiscal 2022. Last year’s operating loss includes a one-time non-cash goodwill impairment charge of $5.6 million for the Retail & Wholesale (“R&W”) Products Group. Excluding this impairment, consolidated operating income for the third quarter of fiscal 2022 was $1.6 million.

Total other (expense) income, net was $(4.5) million for the third quarter of fiscal 2023 compared to total other (expense) income, net of $0.2 million in the same period of fiscal year 2022. In April 2023, Oil-Dri settled all outstanding obligations related to its decision to terminate the Company’s pension plan. This resulted in the recognition of unrealized losses of $2.0 million and a surplus distribution of $2.8 million, with a total impact of $4.8 million.

Income tax expense increased to $1.5 million in the third quarter of fiscal year 2023 compared to a tax benefit of $1.7 million in the same period last year as a result of the Company’s higher taxable income.

Third quarter consolidated net income attributed to Oil-Dri was the highest in the Company’s history reaching $8.5 million in fiscal 2023, from a net loss of $2.1 million in fiscal 2022. Excluding both aforementioned nonrecurring charges in fiscal 2023 and in fiscal 2022, net income attributed to Oil-Dri for the third quarter of fiscal 2023 was approximately $13.3 million compared to $2.4 million in the same period last year, reflecting a very strong improvement in the Company’s bottom line.

Product Group Review
The Business to Business (“B2B”) Products Group’s third quarter revenues reached an all-time high of $35.4 million, a 27% gain over the prior year. This increase was primarily due to higher prices, and to a lesser extent from elevated demand. All principal products within the B2B Products Group demonstrated very strong topline growth. Sales of fluids purification products increased to $17.8 million, or 21% compared to the prior year, as a result of higher prices, timing of orders, and increased demand for our products used in the renewable diesel and jet fuel markets. Solid revenue growth was achieved in all regions with significant gains concentrated in North America and Latin America. The agricultural products business achieved record quarterly net sales of $10.7 million, or a 35% increase over last year. Higher prices of our Agsorb and Verge products along with increased shipments to a key customer contributed to the revenue improvement. Amlan, the Company’s animal health business, generated a record $6.9 million in sales during the third quarter of fiscal 2023. This represents a $1.7 million, or 32%, increase over the prior year and demonstrates the ongoing success of the Company’s strategic focus on this area of the business. Revenue gains from animal health products can be attributed to robust customer demand and higher prices within Latin America, North America, Asia (excluding China), and Mexico. During the third quarter of fiscal 2023, sales of Amlan’s products in China decreased when compared to the same period last year. As previously announced last week, the Company decided to transition to a new distribution strategy in China by engaging a master sales distributor within the country.

Operating income for the B2B Products Group was $9.8 million in the third quarter of fiscal 2023 compared to $5.0 million in fiscal 2022, reflecting a 98% increase. Strategic pricing actions and increased volumes helped to offset inflationary headwinds on cost of goods sold. SG&A expenses were relatively flat in the third quarter compared to the same period of fiscal year 2022.

The Retail and Wholesale Products Group’s third quarter revenues reached a record $70.0 million, a 21% increase over the prior year. This was primarily driven by a $8.9 million, or 22%, increase in domestic cat litter sales, excluding the Company’s co-packaged coarse cat litter business. While pricing actions were responsible for this revenue enhancement, the Company saw a slight decline in volume due to the Company’s decision to reduce some non-strategic business. Both scoopable and coarse cat litter products experienced topline growth during the third quarter of fiscal 2023 compared to last year. Revenues from combined domestic branded and private label lightweight litter items rose 44% in the third quarter of fiscal 2023 versus the prior year, exceeding the lightweight litter segment sales growth of 11% for the 13-week period ended April 22, 2023, according to third-party research data for retail sales1. In addition, demand for lightweight litter products increased as a result of both organic growth and new distribution. Net sales of co-packaged products increased by approximately $0.4 million, or 9%, compared to the same period in fiscal year 2022. While pricing actions were responsible for this gain, they were partially offset by a decrease in volume. Oil-Dri’s subsidiary in Canada also demonstrated strong sales growth from its cat litter products in the third quarter of fiscal 2023 compared to the prior year, driven by increased customer demand of both private label and branded lightweight products. Domestic industrial and sports products achieved record quarterly sales of $12.2 million, representing a 20% improvement over the prior year resulting from price increases implemented to rebuild margins.

Operating income for the R&W Products Group was $10.7 million in the third quarter of fiscal year 2023 compared to an operating loss of $2.3 million in the prior year, which included $5.6 of goodwill impairment. Excluding this one-time non-cash charge, third quarter of fiscal 2022 operating income was $3.3 million. Revenue gains and reduced SG&A expenses offset inflation on cost of goods sold. SG&A expenses for the third quarter of fiscal 2023 declined by 10% from last year as a result of the reclassification of certain trade spending charges from SG&A to net sales, partially offset by increased advertising expenses and broker commissions. Oil-Dri expects advertising expenses for the full fiscal year 2023 to be higher than fiscal year 2022 and more in line with historical levels. The majority of the spending will be concentrated in the fourth quarter of the fiscal year.
The Company will host its third quarter of fiscal 2023 earnings discussion via webcast on Friday, June 9, 2023 at 10:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.

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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended April 22, 2023, for the U.S. xAOC+Pet Supers market. Copyright © 2023 NielsenIQ.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Agsorb”, “Verge”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Third Quarter Ended April 30,
	2023	% of Sales	2022	% of Sales
Net Sales	$105,425	100.0%	$85,761	100.0%
Cost of Goods Sold	(77,958)	(73.9)%	(70,131)	(81.8)%
Gross Profit	27,467	26.1%	15,630	18.2%
Selling, General and Administrative Expenses	(13,011)	(12.3)%	(14,013)	(16.3)%
Loss on Impairment of Goodwill	—	—%	(5,644)	(6.6)%
Operating Income (Loss)	14,456	13.7%	(4,027)	(4.7)%
Loss on Pension Termination	(4,858)	(4.6)%	—	—%
Other Income, Net	383	0.4%	175	0.2%
Total Other (Expense) Income, Net	(4,475)	(4.2)%	175	0.2%
Income (Loss) Before Income Taxes	9,981	9.5%	(3,852)	(4.5)%
Income Taxes (Expense) Benefit	(1,493)	(1.4)%	1,719	2.0%
Net Income (Loss)	8,488	8.1%	(2,133)	(2.5)%
Net Loss Attributable to Noncontrolling Interest	(47)	—%	(24)	—%
Net Income (Loss) attributable to Oil-Dri	$8,535	8.1%	$(2,109)	(2.5)%

Net Income (Loss) Per Share: Basic Common	$1.28		$(0.32)
Basic Class B Common	$0.96		$(0.24)
Diluted Common	$1.24		$(0.32)
Diluted Class B Common	$0.95		$(0.24)
Avg Shares Outstanding: Basic Common	4,838		4,932
Basic Class B Common	1,964		1,939
Diluted Common	5,003		4,932
Diluted Class B Common	1,999		1,939

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended April 30,
	2023	% of Sales	2022	% of Sales
Net Sales	$305,633	100.0%	$255,431	100.0%
Cost of Goods Sold	(232,840)	(76.2)%	(210,397)	(82.4)%
Gross Profit	72,793	23.8%	45,034	17.6%
Selling, General and Administrative Expenses	(44,462)	(14.5)%	(41,054)	(16.1)%
Loss on Impairment of Goodwill	—	—%	(5,644)	(2.2)%
Operating Income (Loss)	28,331	9.3%	(1,664)	(0.7)%
Loss on Pension Termination	(4,858)	(1.6)%	—	—%
Other (Expense) Income, Net	(2,016)	(0.7)%	892	0.3%
Total Other (Expense) Income, Net	(6,874)	(2.2)%	892	0.3%
Income (Loss) Before Income Taxes	21,457	7.0%	(772)	(0.3)%
Income Taxes (Expense) Benefit	(3,893)	(1.3)%	1,195	0.5%
Net Income	17,564	5.7%	423	0.2%
Net Loss Attributable to Noncontrolling Interest	(68)	—%	(55)	—%
Net Income Attributable to Oil-Dri	$17,632	5.8%	$478	0.2%

Net Income Per Share: Basic Common	$2.66		$0.06
Basic Class B Common	$1.99		$0.05
Diluted Common	$2.58		$0.06
Diluted Class B Common	$1.97		$0.05
Avg Shares Outstanding: Basic Common	4,824		5,042
Basic Class B Common	1,957		1,933
Diluted Common	4,964		5,153
Diluted Class B Common	1,984		1,963

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of April 30,
	2023	2022
Current Assets
Cash and Cash Equivalents	$29,746	$22,825
Accounts Receivable, Net	56,983	43,287
Inventories	36,664	34,951
Prepaid Expenses and Other Assets	10,672	12,639
Total Current Assets	134,065	113,702
Property, Plant and Equipment, Net	111,128	102,230
Other Noncurrent Assets	25,103	25,520
Total Assets	$270,296	$241,452

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	11,919	10,099
Dividends Payable	1,863	1,845
Other Current Liabilities	37,122	28,463
Total Current Liabilities	51,904	41,407
Noncurrent Liabilities
Notes Payable	31,818	32,788
Other Noncurrent Liabilities	19,479	21,502
Total Noncurrent Liabilities	51,297	54,290
Stockholders' Equity	167,095	145,755
Total Liabilities and Stockholders' Equity	$270,296	$241,452

Book Value Per Share Outstanding	$24.64	$20.90

Acquisitions of:
Property, Plant and Equipment
Third Quarter	$4,159	$5,438
Year To Date	$17,444	$16,012
Depreciation and Amortization Charges
Third Quarter	$4,074	$3,261
Year To Date	$11,348	$10,034

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Nine Months Ended
	April 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$17,564	$423
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	11,348	10,034
Loss on Impairment of Goodwill	—	5,644
Loss on Pension Termination	4,858	—
Increase in Accounts Receivable	(5,604)	(2,453)
Increase in Inventories	(1,209)	(11,456)
Increase in Accounts Payable	255	1,333
Increase in Accrued Expenses	5,653	1,120
Decrease in Pension and Postretirement Benefits	(981)	(924)
Other	4,907	1,739
Total Adjustments	19,227	5,037
Net Cash Provided by Operating Activities	36,791	5,460

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(17,444)	(16,012)
Other	10	—
Net Cash Used in Investing Activities	(17,434)	(16,012)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	25,000
Payment of Debt Issuance costs	(7)	(114)
Dividends Paid	(5,574)	(5,573)
Purchases of Treasury Stock	(225)	(10,506)
Net Cash (Used In) Provided By Financing Activities	(5,806)	8,807

Effect of exchange rate changes on Cash and Cash Equivalents	(103)	(21)

Net Increase (Decrease) in Cash and Cash Equivalents	13,448	(1,766)
Cash and Cash Equivalents, Beginning of Period	16,298	24,591
Cash and Cash Equivalents, End of Period	$29,746	$22,825

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Third Quarter		Year to Date
	Ended April 30,		Ended April 30,
	2023	2022	2023	2022
RETAIL AND WHOLESALE
GAAP: Segment Operating Income	$10,744	$(2,349)	$27,000	$1,025
Goodwill Impairment	$—	$5,644	$—	$5,644
Non-GAAP: Segment Operating Income excluding Nonrecurring Events	$10,744	$3,295	$27,000	$6,669

CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$8,535	$(2,109)	$17,632	$478
Plus: Nonrecurring Events, Net of Tax
Goodwill Impairment	$—	$4,462	$—	$4,462
Landfill Modification	$—	$—	$1,977	$—
Pension Termination	$4,784	$—	$4,784	$—
Total Nonrecurring Events, Net of Tax	$4,784	$4,462	$6,761	$4,462
Non-GAAP: Net Income Attributable to Oil-Dri excluding Nonrecurring Events	$13,319	$2,353	$24,393	$4,940

GAAP: Earnings per Common Diluted Share	$1.24	$(0.32)	$2.58	$0.06
Plus: Nonrecurring Events, Net of Tax	$0.70	$0.67	$0.99	$0.64
Non-GAAP: Earnings per Common Diluted Share excluding Nonrecurring Events	$1.94	$0.35	$3.57	$0.70